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                                                                     EXHIBIT 5.1

              [Letterhead of Orrick, Herrington & Sutcliffe LLP]


                              February 11, 1997


Central Garden & Pet Company
3697 Mt. Diablo Boulevard
Lafayette, CA 94549

              Re:  Central Garden & Pet Company
                   Registration Statement on Form S-3
                   ----------------------------------

Ladies and Gentlemen:

              At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), in the form being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $115,000,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2003 (the "Notes"), and such indeterminate number of shares of Common Stock, $.01 par value (the "Common Stock"), of Central Garden & Pet Company, a Delaware corporation (the "Company"), as may be required for issuance upon conversion of the Notes (the "Conversion Shares"). The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company (the "Selling Securityholders").

              We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and
(c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

              Based on such examination, we are of the opinion that the Notes have been duly authorized and are binding obligations of the Company entitled to the benefits of the Indenture dated as of November 15, 1996 between the Company and Chemical Trust Company of California, as Trustee. We are of the further opinion that the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the Indenture, will be legally issued, fully paid and nonassessable.

              We hereby consent to the filing of this opinion as Exhibit 5.1 to the above referenced Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein, and any amendment or supplement thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                         Very truly yours,

                                         /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

                                         ORRICK, HERRINGTON & SUTCLIFFE LLP